As filed with the Securities and Exchange Commission on October 31, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GROUPON, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 West Chicago Avenue, Suite 400 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Groupon, Inc. 2008 Stock Option Plan

Groupon, Inc. 2010 Stock Plan

Groupon, Inc. 2011 Incentive Plan

Groupon, Inc. 2012 Employee Stock Purchase Plan

(Full title of the plan)

Dane Drobny

General Counsel and Corporate Secretary

Groupon, Inc.

600 West Chicago Avenue, Suite 400

Chicago, Illinois 60654

(Name and address of agent for service)

(312) 334-1579

(Telephone number, including area code, of agent for service)

copies to:

Steven J. Gavin, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

312-558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share
2008 Stock Option Plan	704,830 shares	$0.19(2)	$133,918(2)	$16(2)
2010 Stock Plan	288,742 shares	$2.33(2)	$672,769(2)	$78(3)
2011 Incentive Plan	107,617,284 shares	$4.02(3)	$432,621,482(3)	$50,141(3)
2012 Employee Stock Purchase Plan	5,661,561 shares	$4.02(3)	$22,759,476(3)	$2,638(3)
Total:	114,272,417 shares		$456,158,771	$52,873(4)

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Common Stock, par value $0.0001 (“Shares”), which may be issued under the (i) Groupon, Inc. 2008 Stock Option Plan (the “2008 Plan”), (ii) Groupon, Inc. 2010 Stock Plan (the “2010 Plan”), (iii) Groupon, Inc. 2011 Incentive Plan (the “2011 Plan”) and (iv) Groupon, Inc. 2012 Employee Stock Purchase Plan (the “ESPP” and, together with the 2008 Plan, the 2010 Plan and the 2011 Plan, the “Plans”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the weighted average exercise price per share for outstanding stock option awards under the 2008 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the average high and low prices of a share of Groupon, Inc. Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) (the predecessor security), as reported on the NASDAQ Global Select Market on October 31, 2016. As described in the Explanatory Note below, the Class A Common Stock automatically converted into Shares on a one-for-one basis on October 31, 2016.

(4)

The Registrant previously paid $18,982 in registration fees with respect to Registration Statement on Form S-8 File No. 333-212710 pertaining to the registration of 50,000,000 shares of Class A Common Stock, of which $18,982 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $30,034.80 in registration fees with respect to Registration Statement on Form S-8 File No. 333-202061 pertaining to the registration of 35,000,000 shares of Class A Common Stock, of which $24,127 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $12,904 in registration fees with respect to Registration Statement on Form S-8 File No. 333-181854 pertaining to the registration of 10,000,000 shares of Class A Common Stock, of which $7,305 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $147,277.16 in registration fees with respect to Registration Statement on Form S-8 File No. 333-177799 pertaining to the registration of 81,189,266 shares of Class A Common Stock, of which $128 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act.

EXPLANATORY NOTE

On October 31, 2016, all of the Class A Common Stock, $0.0001 par value per share, and Class B Common Stock, $0.0001 par value per share, of Groupon, Inc., a Delaware corporation (“Groupon” or the “Registrant”), automatically converted (the “Conversion”) into a single class of stock designated Common Stock, $0.0001 par value per share (the “Common Stock”) pursuant to the terms of the Registrant’s Sixth Amended and Restated Certificate of Incorporation, as amended from time to time. Each share of Common Stock issued in connection with the Conversion will have the same designations, rights, powers and preference as the Class A Common Stock prior to the Conversion.

In connection with the Conversion, each right to acquire or vest in a share of Class A Common Stock, as applicable, pursuant to the (i) Groupon, Inc. 2008 Stock Option Plan, (ii) Groupon, Inc. 2010 Stock Plan, (iii) Groupon, Inc. 2011 Incentive Plan and (iv) Groupon, Inc. 2012 Employee Stock Purchase Plan (collectively, the “Plans”) was converted into a right to acquire or vest in a share of Common Stock, as applicable, pursuant to the Plans. This Registration Statement relates to the registration of Common Stock to be offered and sold under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Plans the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

(a)	Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2015;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

(c)	Current Reports on Form 8-K dated April 4, 2016, April 28, 2016 (Item 5.02 only), May 9, 2016, June 14, 2016, July 1, 2016 and October 31, 2016;

(d)

the description of our common stock contained in our Registration Statement on Form 8-A/A filed with the Commission on October 31, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering of securities under this prospectus.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Groupon is incorporated under the laws of the State of Delaware. The Registrant’s restated certificate of incorporation and amended and restated by-laws each provide for the indemnification of Groupon’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated by-laws provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the Registrant’s amended and restated by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the Registrant’s amended and restated by-laws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the by-law provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Indemnification Agreements

The Registrant’s practice is to enter into separate indemnification agreements with its directors that provide the maximum indemnity allowed to directors by Section 145 of the Delaware General Corporation Law and certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure its directors and executive officers against certain liabilities. These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1	Groupon, Inc. 2011 Incentive Plan (incorporated by reference to the Registrant’s Form 8-K dated October 31, 2016).

4.2	Groupon, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-174661)).

4.3	Groupon, Inc. 2008 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-174661)).

4.4*	Groupon, Inc. 2012 Employee Stock Purchase Plan.

5.1*	Opinion of Winston & Strawn LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young Han Young.

23.3*	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*	Filed herewith.

Item 9.	Undertakings.

Groupon hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Groupon pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) Groupon hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of Groupon’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Groupon pursuant to the foregoing provisions, or otherwise, Groupon has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Groupon in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Groupon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on this on this 31st day of October 2016.

GROUPON, INC.

By:	/s/ Michael Randolfi
Michael Randolfi
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Rich Williams, Michael Randolfi and Dane Drobny his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rich Williams	Chief Executive Officer and	October 31, 2016
Rich Williams	Director (Principal Executive Officer)

/s/ Michael Randolfi	Chief Financial Officer (Principal Financial Officer)	October 31, 2016
Michael Randolfi

/s/ Brian C. Stevens	Chief Accounting Officer and Treasurer (Principal	October 31, 2016
Brian C. Stevens	Accounting Officer)

/s/ Michael Angelakis	Director	October 31, 2016
Michael Angelakis

/s/ Peter J. Barris	Director	October 31, 2016
Peter J. Barris

/s/ Robert J. Bass	Director	October 31, 2016
Robert J. Bass

/s/ Jeffrey T. Housenbold	Director	October 31, 2016
Jeffrey T. Housenbold

/s/ Bradley A. Keywell	Director	October 31, 2016
Bradley A. Keywell

/s/ Theodore J. Leonsis	Director	October 31, 2016
Theodore J. Leonsis

/s/ Eric Lefkofsky	Director	October 31, 2016
Eric Lefkofsky

/s/ Ann E. Ziegler	Director	October 31, 2016
Ann E. Ziegler

EXHIBIT INDEX

Exhibit Number	Description

4.1	Groupon, Inc. 2011 Incentive Plan (incorporated by reference to the Registrant’s Form 8-K dated October 31, 2016).

4.2	Groupon, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-174661)).

4.3	Groupon, Inc. 2008 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-174661)).

4.4*	Groupon, Inc. 2012 Employee Stock Purchase Plan.

5.1*	Opinion of Winston & Strawn LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young Han Young.

23.3*	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*	Filed herewith.